                                                                    Exhibit 99.1

[A. SCHULMAN INC. LOGO]                                   NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

               A. SCHULMAN REPORTS INCREASED SALES AND NET INCOME
                FOR THIRD QUARTER AND NINE MONTHS OF FISCAL 2004

          -- North American operations show significant improvement --
            -- Board approves second manufacturing line in China --
          -- Company expects continued improvement in fourth quarter --

AKRON, Ohio - July 8, 2004 - A. Schulman Inc. (Nasdaq: SHLM) announced today that results for its third fiscal quarter ended May 31, 2004 were significantly better than the year-ago period. Net income for the third quarter was $12,921,000 or $0.42 per diluted share, compared with $2,380,000 or $0.08 per diluted share for the same quarter last year. The fiscal 2003 third quarter included a $4,093,000 restructuring charge related to North American operations. The translation effect of foreign currencies, primarily the Euro, increased net income for the third quarter of 2004 by $1,103,000 or $0.04 per share.

"Net income for the third quarter of fiscal 2004 was significantly better than anticipated. May was a very strong month with good demand throughout our operations," said Terry L. Haines, president and chief executive officer.

Sales for the quarter were $331.3 million, 11% higher than sales of $298.4 million for the same quarter last year. Tonnage was up 8.1% and the translation effect of foreign currencies increased sales by $17.1 million or 5.7%. Changes in price and product mix decreased sales by 2.8%.

For the nine months ended May 31, 2004, net income was $27,775,000 or $0.91 per diluted share compared with $15,397,000 or $0.51 per diluted share for the same period in fiscal 2003. Last year's results included the $4,093,000 restructuring charge related to North American operations. The translation effect of foreign currencies increased net income for the nine months of fiscal 2004 by $4,166,000 or $0.14 per share.

Sales for the nine-month period were $920.3 million, an increase of $86.8 million or 10.4% over sales of $833.5 million for the same period last year. The translation effect of foreign currencies increased sales by $68.4 million or 8.2%. Tonnage was up less than 1% while changes in price and product mix increased sales by 1.7%.

NORTH AMERICAN OPERATIONS
-------------------------
"The reason for the increase in earnings was the significant improvement in our North American operations," Haines said. Income for North American operations before interest, restructuring charges and taxes was $1,215,000 for the third quarter, a $6,415,000 improvement over last year's loss of $5,200,000. For the 2004 nine-month period, the loss of $2,613,000 was an $8,833,000 improvement from last year's nine-month loss of $11,446,000.

The improvement in income was primarily due to better profit margins, especially in manufacturing. The gross profit margin in North America was 12.3% for the quarter, up from 9.8% in the 2003 third quarter. The manufacturing gross profit margin for the third quarter improved to 13.2% this year from 8.9% last year. Tonnage in North America was up 2.3% over last year's third quarter.

EUROPE AND ASIA OPERATIONS
--------------------------
In Europe and Asia, income before interest and taxes was $19,399,000 for the third quarter, an increase of $674,000 or 3.6% over last year's third quarter. The translation effect of currencies increased net income by $1 million. Tonnage was up a strong 11.8% for the quarter, but gross profit margins declined from 17.9% to 17%.

For the 2004 nine-month period, sales in Europe and Asia were $613.3 million, an increase of $78.8 million or 14.7% over the comparable period last year. Income before interest and taxes for the nine months was $51,635,000, an increase of $668,000 over the same period last year. Tonnage was up 1.6% for the nine months, but the gross profit margin declined from 17.9% to 17.3%. The translation effect of currencies increased sales by $68.3 million and income by $4.3 million for the nine-month period.

EFFECTIVE TAX RATE
------------------
The effective tax rate for the quarter was 35.2% compared with 72.3% for last year's third quarter. The decrease is due to the significant reduction in North American losses from last year. No tax benefits have been recognized on the losses in the United States.

NEW MANUFACTURING FACILITIES
----------------------------
The Company's new manufacturing facility in Poland is now scheduled to commence production in August 2004. This facility will have an initial annual capacity of 3 million pounds of color concentrates for the Eastern European market.

The new facility in China is also nearing completion. The Company currently plans to start production there in the fall of 2004. Initial annual capacity will be approximately 35 million pounds. This facility will serve the film and packaging markets in China.

The Company's Board of Directors also recently approved a second line for the China facility. This line is targeted to start production in 2006 and will produce engineered compounds for automotive and consumer product applications.

"Our investments in Poland and China will provide us with opportunities to expand our business in these growing areas of the world," Haines said.

BUSINESS OVERVIEW AND OUTLOOK
-----------------------------
"Order levels have improved in the third quarter," Haines added. "It appears that the strong demand we have been seeing is not only a result of improved business conditions, but also is in anticipation of higher prices from raw material costs. Although business conditions have improved, our markets remain extremely competitive, and it's difficult to pass on higher costs to our customers."

Currently, the Company expects the improvement in its business to continue into the final quarter of fiscal 2004, although it expects some softening due to the traditional summer vacation periods, especially in Europe. Net income for the fourth quarter should exceed $0.20 per share, compared with net income for last year's fourth quarter of $0.02 per share including restructuring charges of $4.5 million and income of $0.7 million net of tax from the settlement of an insurance claim in Europe.

"Our restructuring in North America and other actions we have taken over the last 18 months have enabled us to reduce costs, increase productivity and compete effectively in today's markets," Haines concluded. "Nevertheless, it will continue to be a challenging business environment. With our strong financial position, the overall improvement in our cost structure, and our dedicated employees, we can provide product innovation and service to new and existing customers throughout the world."

CONFERENCE CALL ON THE WEB
--------------------------
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2004 third-quarter earnings can be accessed at 3:30 p.m. Eastern time on Thursday, July 8, 2004, on the Company's website, www.aschulman.com. An archived replay of the call will be available on the website.

ABOUT A. SCHULMAN INC.
----------------------
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 12 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2003, were approximately $1.1 billion. Additional information about
A. Schulman can be found at www.aschulman.com.

FORWARD-LOOKING STATEMENTS
--------------------------
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company's operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:


- Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets;
- Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
- Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
-    Changes in customer demand and requirements;
-    Escalation in the cost of providing employee health care; and
-    The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

This release contains time-sensitive information that reflects management's best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman's periodic filings with the Securities and Exchange Commission.

                                      # # #

A. SCHULMAN INC. AND ITS CONSOLIDATED SUBSIDIARIES
FINANCIAL HIGHLIGHTS

                                                                 Three Months Ended               Nine Months Ended
                                                           May 31, 2004     May 31, 2003     May 31, 2004     May 31, 2003
                                                           ------------     ------------     ------------     ------------
                                                                    (Unaudited)                       (Unaudited)
                                                                    -----------                       -----------

Net Sales                                                  $331,271,000     $298,402,000     $920,274,000     $833,453,000
Interest and Other Income                                       731,000          419,000        1,605,000        1,526,000
                                                           ------------     ------------     ------------     ------------
                                                            332,002,000      298,821,000      921,879,000      834,979,000
                                                           ------------     ------------     ------------     ------------

Cost of Sales                                               280,136,000      253,542,000      779,633,000      707,857,000
Other Costs and Expenses                                     31,624,000       32,580,000       95,048,000       89,885,000
Restructuring Expense - N. America                              295,000        4,093,000          295,000        4,093,000
                                                           ------------     ------------     ------------     ------------
                                                            312,055,000      290,215,000      874,976,000      801,835,000
                                                           ------------     ------------     ------------     ------------

Income Before Taxes                                          19,947,000        8,606,000       46,903,000       33,144,000
Provision for U.S. and Foreign Income Taxes                   7,026,000        6,226,000       19,128,000       17,747,000
                                                           ------------     ------------     ------------     ------------
Net Income                                                 $ 12,921,000     $  2,380,000     $ 27,775,000     $ 15,397,000
                                                           ============     ============     ============     ============

Weighted Average Number of Shares Outstanding:
              Basic                                          30,232,161       29,495,962       30,041,373       29,477,914
              Diluted                                        30,696,515       29,736,703       30,441,690       29,841,849

Earnings per Share:
              Basic                                        $       0.43     $       0.08     $       0.93     $       0.52
              Diluted                                      $       0.42     $       0.08     $       0.91     $       0.51
                                                           ============     ============     ============     ============


CONDENSED BALANCE SHEET

                                                           May 31, 2004   August 31, 2003
                                                           ------------   ---------------
                                                            (Unaudited)
                                                            -----------
ASSETS
Current Assets                                             $527,763,000     $446,973,000
Other Assets                                                 21,520,000       23,870,000
Net Property, Plant and Equipment                           180,573,000      173,029,000
                                                           ------------     ------------
                                                           $729,856,000     $643,872,000
                                                           ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                                        $159,526,000     $127,507,000
Long-Term Debt                                               58,898,000       68,698,000
Deferred Credits and Other Long-Term Liabilities, Etc.       73,340,000       64,846,000
Stockholders' Equity                                        438,092,000      382,821,000
                                                           ------------     ------------
                                                           $729,856,000     $643,872,000
                                                           ============     ============

SUPPLEMENTAL SEGMENT INFORMATION (UNAUDITED)

                                                North America         Europe             Other          Consolidated
                                                -------------      -------------     -------------      -------------
THREE MONTHS ENDED MAY 31, 2004:
Sales to unaffiliated customers                 $ 109,317,000      $ 221,954,000     $           -      $ 331,271,000
                                                -------------      -------------     -------------      -------------
Gross profit                                    $  13,492,000      $  37,643,000     $           -      $  51,135,000
                                                -------------      -------------     -------------      -------------
Income before interest and taxes                $   1,215,000      $  19,399,000     $           -      $  20,614,000
Interest expense, net                                       -                  -          (372,000)          (372,000)
Restructuring expense - N. America                          -                  -          (295,000)          (295,000)
                                                -------------      -------------     -------------      -------------
Income before taxes                             $   1,215,000      $  19,399,000     $    (667,000)     $  19,947,000
                                                =============      =============     =============      =============


THREE MONTHS ENDED MAY 31, 2003:
Sales to unaffiliated customers                 $ 104,662,000      $ 193,740,000     $           -      $ 298,402,000
                                                -------------      -------------     -------------      -------------
Gross profit                                    $  10,236,000      $  34,624,000     $           -      $  44,860,000
                                                -------------      -------------     -------------      -------------
Income (loss) before interest and taxes (1)     $  (5,200,000)     $  18,725,000     $           -      $  13,525,000
Interest expense, net                                       -                  -          (826,000)          (826,000)
Restructuring expense - N. America                          -                  -        (4,093,000)        (4,093,000)
                                                -------------      -------------     -------------      -------------
Income (loss) before taxes                      $  (5,200,000)     $  18,725,000     $  (4,919,000)     $   8,606,000
                                                =============      =============     =============      =============



NINE MONTHS ENDED MAY 31, 2004:
Sales to unaffiliated customers                 $ 307,009,000      $ 613,265,000     $           -      $ 920,274,000
                                                -------------      -------------     -------------      -------------
Gross profit                                    $  34,621,000      $ 106,020,000     $           -      $ 140,641,000
                                                -------------      -------------     -------------      -------------
Income (loss) before interest and taxes         $  (2,613,000)     $  51,635,000     $           -      $  49,022,000
Interest expense, net                                       -                  -        (1,824,000)        (1,824,000)
Restructuring expense - N. America                          -                  -          (295,000)          (295,000)
                                                -------------      -------------     -------------      -------------
Income (loss) before taxes                      $  (2,613,000)     $  51,635,000     $  (2,119,000)     $  46,903,000
                                                =============      =============     =============      =============


NINE MONTHS ENDED MAY 31, 2003:
Sales to unaffiliated customers                 $ 299,035,000      $ 534,418,000     $           -      $ 833,453,000
                                                -------------      -------------     -------------      -------------
Gross profit                                    $  29,942,000      $  95,654,000     $           -      $ 125,596,000
                                                -------------      -------------     -------------      -------------
Income (loss) before interest and taxes (1)     $ (11,446,000)     $  50,967,000     $           -      $  39,521,000
Interest expense, net                                       -                  -        (2,284,000)        (2,284,000)
Restructuring expense - N. America                          -                  -        (4,093,000)        (4,093,000)
                                                -------------      -------------     -------------      -------------
Income (loss) before taxes                      $ (11,446,000)     $  50,967,000     $  (6,377,000)     $  33,144,000
                                                =============      =============     =============      =============


(1) Certain items previously reported have been reclassified to conform to the fiscal 2004 presentation